Exhibit 99.2

Marin Software Announces CEO Transition to Position Company for Next Phase of Growth

David A. Yovanno joins as new CEO bringing significant executive, operating, and digital advertising experience

Founder Chris Lien transitions to role of Executive Chairman

San Francisco, CA (May 7, 2014) – Marin Software Incorporated (NYSE: MRIN), provider of a leading Revenue Acquisition Management platform for advertisers and agencies, today announced David A. Yovanno has joined as Chief Executive Officer. Chris Lien, who founded Marin in April 2006 and has served as CEO since inception, will continue to be actively involved day-to-day with Marin in his new role of Executive Chairman.

“I am excited to announce that Dave has joined Marin as CEO to partner with me, the rest of the team, and our Board to help scale Marin to its next stage of growth,” said Lien. “Marin’s record results for the first quarter demonstrate our tremendous market opportunity and momentum. Now is the right time to bring in Dave, who has more than 20 years of operating experience and strong digital marketing expertise. I am confident Dave will build on Marin’s success to drive the company to even greater levels of achievement. In my new role as Executive Chairman, I look forward to working closely with Dave and the entire team to extend Marin’s leadership position in Revenue Acquisition Management as we seek to serve more advertisers and agencies worldwide.”

Marin Software, launched in 2006 and publicly traded since March 2013, has grown to be the world’s leading Revenue Acquisition Management platform. Advertisers and agencies globally use Marin’s platform to measure, manage, and optimize their revenue generation and customer acquisition activities across search, display, social, and mobile channels. As of year-end 2013, Marin’s customers managed $6 billion of annualized online advertising spending via the Marin platform, supported by Marin’s over 500 employees in 13 offices worldwide.

“I am honored to join Marin Software as CEO to help the company scale to even greater levels in the years ahead,” said Yovanno. “Chris and the Marin team have defined and led the Revenue Acquisition Management space, which I believe is a rapidly growing opportunity in the multi-billion dollar digital advertising market. I am excited to leverage my executive, operational, and digital marketing experience to expand the company’s leadership position. I very much look forward to working with our customers, employees, partners and investors.”

David A. Yovanno has nearly 20 years of experience in the technology industry, most recently as Executive Vice President, Technology Solutions at Conversant which last year had revenues in excess of $500 million. Dave has broad experience in the digital advertising industry and has proven his operational leadership capabilities at a global scale. Dave joined Conversant, Inc. (formerly ValueClick, Inc.) in 2000 and held a number of leadership positions, including executive vice president of sales and marketing, general manager and chief operating officer until 2008. Dave left Conversant in 2008 to serve as CEO of Gigya, a high-growth social technology SaaS company based in Silicon Valley, and rejoined Conversant in 2011. Most recently, Dave served as President and Executive Vice President, Technology Solutions

(formerly Mediaplex) for Conversant from 2011 until joining Marin. He was responsible for the company’s Technology Solutions, Media Solutions internationally, and DSP solution, along with driving cross-solution synergies and assisting with the company’s corporate development program. Dave has served on the board of the Interactive Advertising Bureau and in the United States Navy as a Lieutenant and CIO. He is a graduate of The George Washington University in Washington, D.C., where he earned his bachelor’s degree in marketing and master’s degree in health services administration.

About Marin Software

Marin Software provides a leading Revenue Acquisition Management platform used by advertisers and agencies to measure, manage and optimize more than $6 billion in annualized ad spend. Offering an integrated platform for search, display, social, and mobile advertising, Marin helps advertisers and agencies improve financial performance, save time, and make better decisions. Headquartered in San Francisco, with offices worldwide, Marin’s technology powers marketing campaigns in more than 160 countries. For more information about Marin’s products, please visit: http://www.marinsoftware.com/solutions/overview.

Investor Relations Contact:

Greg Kleiner

ICR for Marin Software

415-762-0327

ir@marinsoftware.com

Media Contact:

Greg Kunkel

Corporate Communications, Marin Software

415-857-7663

press@marinsoftware.com